Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of PriceSmart, Inc. for the registration of 16,111,712 shares of its common stock and to the incorporation by reference therein of our report dated November 3, 2006, with respect to the consolidated financial statements of PriceSmart, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 31, 2006, as amended, and the related financial statement schedule of PriceSmart, Inc. and our report dated November 3, 2006 with respect to PriceSmart, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of PriceSmart, Inc., included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

April 2, 2007